Exhibit 99.6

Mutual Confidentiality Agreement

1 February 2023

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This Mutual Confidentiality Agreement (the “Agreement”) is entered into on February 1, 2023 between

Cadeler A/S

Company registration no. 31180503

Arne Jacobsens Allé 7, 7.

2300 København S

Denmark

(“Cadeler”)

and

Eneti Inc.

Company registration no. 60299

Le Millenium

9, Boulevard Charles III

MC 98000 Monaco

(“Eneti”)

(Cadeler and Eneti are individually referred to as a “Party” and collectively referred to as the “Parties”).

Whereas the Parties have initiated discussions regarding a potential transaction which may include a business combination (the “Potential Transaction”). In connection with the Parties' evaluation of the Potential Transaction, each Party envisages disclosing to the other Party and its Representatives (as defined below) and/or Affiliates (as defined below) Information (as defined below) on the terms and conditions laid down in this Agreement.

1	Definitions

1.1	In addition to the terms defined above, the following terms shall have the following meaning in this Agreement:

1.2	“Affiliates” means, with respect (a) to Eneti, Scorpio Commercial Management S.A.M., Scorpio Ship Management S.A.M., Scorpio UK Limited, and Scorpio USA LLC and (b) with respect to any person, any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such person. For purposes of this definition, a person shall be deemed to control another person if it, directly or indirectly, owns or controls more than fifty (50) per cent of the voting rights of such person.

1.3	“Disclosing Party” means a Party disclosing Information to the Receiving Party or a Party with respect of whom Information has been obtained by the Receiving Party.

1.4	“Information” means

(a)	any information relating directly or indirectly to the Potential Transaction or the Parties and their respective business, including the existence and the terms and conditions of this Agreement, the identity of the Parties, disclosed in any communication between the Parties or its Representatives between January 13, 2023 and the date hereof and on or after the date of this Agreement, to the Receiving Party or any of its Representatives by or on behalf of the Disclosing Party or any of its Representatives, whether disclosed in writing, orally, electronic or otherwise, including for the avoidance of doubt any information acquired by disclosure of Information to the Receiving Party or its Representatives at the offices or other premises of the Disclosing Party, its Representatives; and

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(b)	any reports, analysis, compilations, studies, notes, or other documents, in whatever format, whether prepared by or on behalf of the Receiving Party or its Representatives or otherwise, which contain, in whole or in part, or otherwise reflects or is derived from, any information described in Clause 1.4(a) above, but shall not include such information (i) that is or becomes generally and freely available to the public other than as a consequence of a breach of the obligations under this Agreement by the Receiving Party or its Representatives; (ii) which the Receiving Party can demonstrate by its written records was properly and lawfully in the possession of the Receiving Party or its Representatives at the time the Information was disclosed provided that such Information was not subject to any obligation towards the Disclosing Party of confidence, secrecy or non-use; (iii) was disclosed by a third party to the Receiving Party or its Representatives who was legally allowed to use or disclose such Information; or (iv) was independently developed by the Receiving Party or its Representatives without use of or reference to such information.

1.5	“Purpose” means the evaluation by the Receiving Party of the Potential Transaction and good faith discussions and negotiations with the Disclosing Party with a view to entering into the Potential Transaction and not in any way that would be detrimental to the Disclosing Party.

1.6	“Representatives” means the relevant Party’s Affiliates and its and their respective directors, officers, managers, employees, consultants, attorneys, accountants, investment bankers, other professional advisers, and lenders and, with the Disclosing Party’s prior written consent, such consent not to be unreasonably withheld or delayed, such Party’s shareholders (provided, that only such shareholders of a Party who actually receive, or receive access to, Information shall be deemed a Party’s Representative hereunder).

1.7	“Receiving Party” means a Party receiving Information from the Disclosing Party or a Party otherwise obtaining Information relating to the Disclosing Party.

2	Use of Information

2.1	The Receiving Party undertakes:

(a)	to use the Information solely for the Purpose and only to the extent required for the Purpose;

(b)	at all times to keep the Information confidential and not to disclose it, or allow or cause it to be disclosed (whether in writing or orally or in any other manner) to anyone except as expressly permitted in this Agreement;

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(c)	to treat and keep the Information in a confidential manner and at least in accordance with the same level of confidentiality and standards of care as the Receiving Party treats confidential information related to itself; and

(d)	that without the prior written consent of the Disclosing Party, neither the Receiving Party nor any of its Representatives will disclose to any person or entity the fact that the Receiving Party or its Representatives have been furnished with Information, that discussion or negotiations are taking place concerning the Potential Transaction or the status thereof, or any of the terms, conditions or other facts with respect to the Potential Transaction.

2.2	The Receiving Party shall ensure that disclosure of any part of the Information is restricted to:

(a)	those of its Representatives who strictly need to receive and consider the Information for the Purpose; and

(b)	any disclosure required by applicable law, rules or regulations, stock exchange regulation, a competent regulatory authority or by order of a court of competent jurisdiction provided, however, that (i) the requirement to make such disclosure does not arise from the Receiving Party’s breach of the terms of this Agreement, or as a result of the Receiving Party’s unilateral actions, (ii) any such disclosure shall be limited to that portion of the Information which the Receiving Party’s legal counsel advises is required to be disclosed, (iii) the Receiving Party shall use its reasonable best efforts to obtain an order or other reasonable assurance that confidential treatment shall be accorded to such Information, and (iv) to the extent permitted under applicable laws, rules and regulations, the Receiving Party shall first notify the Disclosing Party, comply with the Disclosing Party’s reasonable requests as to the manner and terms of such disclosure and cooperate with the Disclosing Party’s reasonable efforts to seek an appropriate protective order or other remedy.

2.3	The Receiving Party acknowledges that the Disclosing Party reserves all rights in and to the Information (other than information set out in section 1.4(b) of this Agreement) and no rights are granted other than those expressly granted herein.

2.4	The Receiving Party acknowledges that the Information relating to the Disclosing Party may constitute inside information from time to time under the EU Market Abuse Regulation or any other applicable inside information laws, rules or regulations, as the case may be, and be subject to statutory non-disclosure and insider trading restrictions, and that any violation thereof is considered a criminal offence. The Receiving Party shall ensure that its Representatives are aware of these restrictions and obligations.

2.5	The Receiving Party acknowledges that under the EU Market Abuse Regulation the Receiving Party has an obligation to draw up a list of all its Representatives who have access to inside information and keep it up to date in accordance with applicable law.

2.6	The Receiving Party acknowledges that the responsibility for assessing whether any Information constitutes inside information under the EU Market Abuse Regulation shall rest solely with the Receiving Party.

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3	Competitively sensitive information

3.1	The Parties shall under no circumstance share competitively sensitive information, except as specifically set out below in Clause 3.2.

3.2	Competitively sensitive information as defined by each Party independently shall only be shared in accordance with applicable regulation and by way of clean team due diligence procedures to be separately agreed between the Parties.

4	Return of Information

4.1	In the event discussions relating to the Potential Transaction are terminated, and in any event upon written request of the Disclosing Party, the Receiving Party shall (and shall procure that its Representatives shall) promptly and in any case within seven (7) calendar days of such request at the option of the Disclosing Party destroy or return to the Disclosing Party all Information received by or on behalf of the Receiving Party and destroy all notes; memoranda or other material prepared by the Receiving Party or any of its Representatives based on the Information.

4.2	Clause 4.1 shall not apply to the extent the Receiving Party or its Representatives to whom Information has been disclosed as permitted hereunder is required to retain such Information by any applicable mandatory law, rule or regulation or general internal compliance procedures applicable to professional advisers, or by any competent judicial, governmental, supervisory or other regulatory body, in which case the Information shall be kept confidential in accordance with the principles and subject to the restrictions set out herein.

4.3	Upon request, the Receiving Party shall no later than seven (7) calendar days from such request provide the Disclosing Party with a certificate signed by one of its duly authorised officers confirming its own and its Representatives’ compliance with this Clause 4.

5	Non-solicitation

5.1	Unless separately agreed between the Parties, each Party confirms and undertakes that neither such Party nor any of its Representatives shall (i) contact any employees (except the CEO of both Parties), board members (except the Chairman and members of the transaction committees of both Parties), officers, or shareholders of the other Party in relation to the Potential Transaction or (ii) contact or seek information regarding the other Party or the Potential Transaction from, or discuss such information with any of the other Party’s customers, suppliers, other commercial counterparties or competitors in relation to the Potential Transaction.

5.2	For a period of six (6) months after the execution of this Agreement, neither Party nor their respective Affiliates who have received, or received access to, Information shall directly or indirectly solicit for employment or employ (A) any person who is a manager, director, or other senior level employee of the other Party or its Affiliates or (B) and other employee of the other Party or its controlled Affiliates (i) with whom the hiring Party had contact in connection with the Potential Transaction, or (ii) in respect of whom the hiring Party received non-public information specific to such individual (and not to include, for the avoidance of doubt, information relating to groups of managers, directors and/or employees) as part of the Information; provided, however, that nothing herein will restrict or prohibit the solicitation or employment of any such person (i) resulting from generalized searches for employees through the use of bonafide public advertisements in the media or any recruitment efforts conducted by any recruitment agency, in each case that are not targeted specifically at employees of the Disclosing Party or (ii) six (6) months after the cessation of such person’s employment with the Disclosing Party without any solicitation or encouragement by the Receiving Party or any of its Affiliates, directly or indirectly, in relation to such cessation of employment.

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6	Compliance by Representatives

6.1

Each Party shall ensure that its Representatives comply with the confidentiality undertakings, restrictions on use of Information and other terms of this Agreement and each Party acknowledges and agrees that it shall be responsible for any act or failure to act by any of its Representatives that would constitute a breach of the terms of this Agreement if the relevant Representative or Affiliate were a Receiving Party hereunder. Each Party shall inform its Representatives of the confidential nature of the Information and ensure that such Representatives, before obtaining access to any Information, are bound by duties of confidentiality at least as restrictive as those contained in this Agreement.

7	Breach and liability

7.1	A Receiving Party shall indemnify and hold harmless the Disclosing Party in full for any damages, which may be caused by the disclosure of the Information of such Receiving Party or its Representatives due to a breach of the terms and conditions of this Agreement.

7.2	No Party shall be liable for any consequential or indirect damages.

7.3	A Disclosing Party seeking indemnification hereunder shall provide proof of the unwarranted disclosure and the extent of any damage suffered.

7.4	Each Party acknowledges and accepts that it will be responsible for any breach of any of the terms of this Agreement by any of its Representatives.

7.5

Each Party agrees that money damages would not be a sufficient remedy for any breach of the terms of this Agreement by the other Party, and that, in addition to all other remedies it may be entitled to, each Party shall be entitled to seek specific performance, injunctive, and other equitable relief as a remedy for any such breach (in each case, without the requirement of posting a bond or other security or proving damages). Each Party agrees that it shall not, and shall cause its Representatives not to, oppose the granting of such relief on the basis that the other Party has an adequate remedy at law.

8	Disclaimer

8.1

The Receiving Party acknowledges and agrees that the Information is provided “as is” and without any representation or warranty, express or implied, of any kind, including, without limitation, as to the accuracy or completeness of any of the Information. Neither the Disclosing Party nor any of its Representatives shall be responsible or liable for any damages arising out of the Receiving Party’s or its Representative’s or Affiliate’s use of, reliance upon or interpretation of any of the Information, except as may be provided for in a definitive agreement concerning the Potential Transaction.

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8.2	The Receiving Party acknowledges that by furnishing the Information, neither the Disclosing Party nor any of its Representatives undertake any obligation to provide the Receiving Party with access to any additional Information or to update the Information provided or to correct any inaccuracies therein, which may become apparent.

9	Exclusivity

9.1	As part of the Parties continued discussions, the Parties agree that from the date of this Agreement and until the earlier of (i) a ninety (90) day period following the date of this Agreement or (ii) the date that the Parties have agreed not to pursue the Potential Transaction, each Party undertakes to (a) negotiate exclusively with each other in relation to the Potential Transaction and will not, unless otherwise mutually agreed, enter into any negotiations or actively pursue a potentially competing process involving any of the Parties, and (b) direct and use commercially reasonable efforts to cause its shareholders holding more than 17.5% of the Party’s shares or voting rights and its Affiliates not to,directly or indirectly, initiate; solicit or knowingly encourage (including by way of furnishing information) any inquiries, proposals or offers from any third party relating to an acquisition of any such Party or a potential business combination. The Parties agree to promptly notify the other Party in case any competing offers are received.

10	Duration

10.1	This Agreement shall remain in force as long as the Parties have a need for exchanging Information in respect of the Potential Transaction and shall expire on the earlier of the following:

(i)	Three (3) years from the date of this Agreement; or

(ii)	The effective date of the Potential Transaction.

10.2	Notwithstanding Clause 10.1, the Receiving Party and its Representatives shall continue to be bound by the terms of this Agreement for as long as information disclosed pursuant to this Agreement qualify as Information within the meaning set out herein.

11	Notification

11.1

Upon the occurrence of a breach of this Agreement by either Party or any of its Representatives (the “Breaching Party”), the Breaching Party shall promptly notify the other Party thereof in writing after becoming aware of any such breach.

12	General provisions and costs

12.1

No change of or modifications to this Agreement shall be valid unless in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement, or understanding set forth in this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement, or understanding at a future time.

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12.2	The obligations set forth hereunder shall not be assigned in whole or in part by either Party.

12.3	Each Party shall be responsible for its own costs incurred by itself and/or its Representatives.

12.4	This Agreement constitutes the entire agreement between the Parties concerning the confidentiality of the Information and supersedes all prior representations, discussions, and agreements, whether oral or written, between the Parties relating to the Information.

13	Governing law and disputes

13.1	This Agreement shall be governed by, and shall be construed in accordance with, the laws of England and Wales.

13.2	Any disputes arising out of, or in connection with, this Agreement shall be finally settled by arbitration in accordance with the Rules then in effect of the International Chamber of Commerce (the “Rules”) which are deemed to be incorporated by reference to this Clause 13. The place of the arbitration shall be London and the language of the arbitration shall be English. The arbitration tribunal shall be composed of three (3) arbitrators. Each Party shall appoint one (1) arbitrator, and the third arbitrator shall be appointed in accordance with the Rules.

13.3	This Clause 13 shall not restrict any Party from seeking injunctive relief before the ordinary courts in any given jurisdiction

[SIGNATURE PAGE TO FOLLOW]

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Date: 1st February 2023

For Cadeler A/S:

/s/ Mikkel Gleerup	/s/ Peter Brogaard Hansen
Name: Mikkel Gleerup	Name: Peter Brogaard Hansen
Title: CEO	Title: CFO

Date:

For Eneti Inc.

/s/ Emanuele A. Lauro
Name: Emanuele A. Lauro
Title: CHAIRMAN OF THE BOARD AND CEO

[Signature Page – Mutual Confidentiality Agreement]

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